AMENDMENT TO CUSTODIAN CONTRACT


Amendment dated January 31, 2007, to the Custodian Contract dated February 1, 1985, as amended (the "Contract"), by and between State Street Bank and Trust Company (the "Custodian") and AllianceBernstein Mid-Cap Growth Fund, Inc. (the "Fund").

WHEREAS, the Fund and the Custodian wish to amend certain provisions of the Contract in order to (a) allow for delivery out of margin in connection with trading in futures and options on futures contracts entered into by the Fund,
(b) amend the provisions for Proper Instructions in order to provide for electronic trade instructions, and (c) to provide for the establishment by the Custodian of segregated accounts.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Custodian and the Fund hereby amend the Contract, pursuant to the terms thereof, as follows:

I. New Section 2.2(14) is hereby added and existing Section 2.2(14) is hereby amended and renumbered Section 2.2(15) as set forth below:


2.2      Delivery of Securities.
         -----------------------

(14) For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund;

(15) For any other purpose, but only upon receipt of Proper Instructions from the Fund, specifying the securities of the Fund to be delivered and naming the person or persons to whom delivery of such securities shall be made.


II. New Section 2.8(6) is hereby added and existing Section 2.8(6) is hereby amended and renumbered Section 2.8(7) as set forth below:


2.8      Payment of Fund Moneys.
         -----------------------

(6) For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund;

(7) For any other purpose, but only upon receipt of Proper Instructions from the Fund, specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

III.     Section 2.16 is amended and replaced as follows:


2.16     Proper Instructions.
         --------------------

"Proper Instructions", which may also be standing instructions, as used throughout this Contract shall mean instructions received by the Custodian from the Fund, the Fund's investment manager or subadvisor, as duly authorized by the Fund. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Custodian and the person or entity giving such instructions, provided that the Fund has followed any security procedures agreed to from time to time by the Fund and the Custodian, including, but not limited to, the security procedures selected by the Fund in the Funds Transfer Addendum to this Contract. Oral instructions will be considered Proper Instructions if the Custodian reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Fund shall cause all oral instructions to be confirmed promptly in writing. For purposes of this Section, Proper Instructions shall include instructions received by the Custodian pursuant to any multi-party agreement, which requires a segregated asset account in accordance with Section 2.11 of this Contract. The Fund or the Fund's investment manager shall cause its duly authorized officer to certify to the Custodian in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Custodian shall be entitled to rely upon the identity and authority of such persons until it receives notice from the Fund to the contrary.

IV. Section 2.19 entitled "Segregated Account" is hereby added to the Agreement as set out below:

2.19     Segregated Account.
         -------------------

The Custodian shall upon receipt of Proper Instructions establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.8 hereof, (i) in accordance with the provisions of any agreement among the Fund, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange
Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the CFTC or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund, (iii) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release of the U.S. Securities and Exchange Commission (the "SEC"), or interpretative opinion of the staff of the SEC, relating to the maintenance of segregated accounts by registered investment companies, and (iv) for any other purpose upon receipt of Proper Instructions.

V. Except as specifically superseded or modified herein, the terms and provisions of the Contract shall continue to apply with full force and effect. In the event of any conflict between the terms of the Contract prior to this Amendment and this Amendment, the terms of this Amendment shall prevail.




         IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative under seal as of the date first above written.


ALLIANCE BERNSTEIN MID-CAP GROWTH FUND, INC.



By: /s/Emilie D. Wrapp
    -------------------
Name:  Emilie D. Wrapp
Title: Secretary


STATE STREET BANK AND TRUST COMPANY



By: /s/Joseph L. Hooley
    ----------------------------------------
       Joseph L. Hooley
       Executive Vice President